EXECUTION COPY

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into October 16, 2017 (the “Effective Date”) between Townsquare Media, Inc., a Delaware corporation (the “Company”), and Dhruv Prasad (“Executive”).
RECITALS
WHEREAS, the Company desires to continue to employ Executive for the period provided in this Agreement, and Executive desires to accept such continued employment with the Company, subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:
1.Commencement Date; Term; Effect on Other Agreements.
(a)    The employment term (the “Employment Term”) of Executive’s employment under this Agreement shall be for the period commencing on the date hereof (the “Commencement Date”) and ending on the third (3rd) anniversary of the Commencement Date. Thereafter, the Employment Term shall extend automatically for consecutive periods of one year unless either party provides notice of non-renewal not less than ninety (90) days prior to the end of the Employment Term as then in effect or unless Executive’s employment terminates in accordance with Section 5.
2.Employment. During the Employment Term:
(a)    Executive shall be employed as Co-Chief Executive Officer of the Company and shall report directly to the Board of Directors of the Company (the “Board”). Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar executive capacities. Unless otherwise agreed by Executive, Executive’s principal place of employment shall be at the Company’s corporate headquarters in Greenwich, Connecticut.
(b)    At, or any time after, the time of his termination of employment with the Company for any reason, Executive shall resign from his position as an officer, director, manager or member of any of the Company’s subsidiaries and affiliates if requested to do so by the Company. The preceding sentence shall survive any termination of the Employment Term.
(c)    Excluding periods of vacation and sick leave to which Executive is entitled and other service outside of the Company contemplated in this Section 2(c), Executive shall devote his full professional time and attention to the business and affairs of the Company to discharge the responsibilities of Executive hereunder. Prior to joining or agreeing to serve on corporate, civil or charitable boards or committees, Executive shall obtain approval of the Board, which approval shall not be unreasonably withheld, conditioned or delayed and which shall be deemed given in respect of service on boards on which Executive serves as of the Commencement Date subject to Executive’s compliance with this Agreement, including, but not limited to, Sections 9 and 10. Executive may manage personal and family investments, participate in industry organizations and deliver lectures at educational institutions, and otherwise engage in charitable activities, so long as such activities do not materially interfere with the performance of Executive’s responsibilities hereunder.
3.Annual Compensation.

(a)    Base Salary. During the Employment Term, Executive shall be paid an annual base salary of $750,000 (“Base Salary”).  The Base Salary shall be payable in accordance with the Company’s regular payroll practices as then in effect.  During the Employment Term, the Base Salary shall be reviewed annually and is subject to increase (but not decrease, including after any increase) at the discretion of the Compensation Committee of the Board (the “Committee”).
(b)    Annual Bonus. For each fiscal year of the Company ending during the Employment Term, Executive shall be eligible to receive an annual cash bonus with a target of $400,000 (the “Target Bonus”), as recommended and approved in the discretion of the Committee and, if earned, payable in accordance with the Company’s customary practices applicable to bonuses paid to Company executives.
(c)    Equity; Long-Term Incentive Awards. During the Employment Period, Executive will continue to be eligible to participate in such equity or other long-term incentive programs that are made available (including, without limitation, the Townsquare Media, Inc. 2014 Omnibus Incentive Plan, as such may be amended from time to time (the “2014 Plan”), at the level determined by the Committee, in its discretion, consistent with Executive’s role and responsibilities.
4.Other Benefits. During the Employment Term:
(a)    Benefits and Perquisites. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, and made available to senior executives of the Company (other than any Executive Chairman) as in effect from time to time, including, without limitation, all retirement, profit sharing, savings, vacation, sick leave, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans in accordance with the terms of the plans as in effect from time to time. Executive’s participation in such plans, practices and programs shall be at least as favorable to Executive as other senior executives of the Company (other than any Executive Chairman).
(b)    Vacation. Executive shall be entitled to 20 days of paid vacation per year, to be taken in accordance with the vacation policies of the Company as in effect from time to time.
(c)    Business Expenses. The Company will promptly reimburse Executive for all reasonable out-of-pocket business expenses incurred by him in connection with the performance of his duties hereunder upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures, as such policies and procedures may be modified with respect to all senior executive officers of the Company (other than any Executive Chairman). Such reimbursement shall occur as promptly as practicable but in no event occur later than March 15 of the year following the year in which the expenses were incurred.
5.Termination. Executive’s employment with the Company hereunder may be terminated under the circumstances set forth below.
(a)    Death. Executive’s employment shall be terminated as of the date of Executive’s death and Executive’s beneficiaries shall be entitled to the benefits provided in Section 7(b) hereof.
(b)    Disability. The Company may terminate Executive’s employment, on written notice to Executive after having established Executive’s Disability (as defined in the 2014 Plan) and in the event of his Disability, Executive shall be entitled to the benefits provided in Section 7(b) hereof.
(c)    Cause. The Company may terminate Executive’s employment for Cause effective as of the date of the Notice of Termination (as defined in Section 6 below), and Executive shall be entitled only to the benefits provided in Section 7(a) hereof. “Cause” shall mean, for purposes of this Agreement: (1)

conviction of, or plea of guilty or nolo contendere to any felony or other criminal act involving fraud, moral turpitude or dishonesty; (2) commission of any act of fraud, embezzlement, or theft in dealings with the Company or its affiliates; (3) willful misconduct that is materially injurious to the Company; (4) material violation of Company policies and directives, which is not cured after written notice and a reasonable opportunity for cure; (5) willful and continued refusal by Executive to substantially perform his duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness) after written notice identifying the deficiencies and a reasonable opportunity for cure; (6) a material violation by Executive of any material provision of this Agreement or any other material covenants to the Company; or (7) habitual intoxication or continued use of illegal drugs.
(d)    Without Cause. The Company may terminate Executive’s employment without Cause by delivering to Executive a Notice of Termination, and Executive shall be entitled to the benefits provided in Section 7(c) hereof, as may be applicable.
(e)    Good Reason. Executive may terminate his employment for Good Reason (as defined below) by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment for Good Reason, and Executive shall be entitled to the benefits provided in Section 7(c) hereof. The Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the events or conditions described in Subsections (i) through (iv) below without Executive’s consent that are not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after the written notice thereof has been given by Executive to the Company setting forth in reasonable detail the particular events or conditions that constitute Good Reason (provided that such notice must be given to the Company within 30 days of Executive becoming aware of such condition).
(i)    Diminution of Responsibility. Any material reduction in Executive’s duties or responsibilities as in effect immediately prior thereto, or assignment of duties materially inconsistent with Executive’s title and authority;
(ii)    Compensation Reduction. Any material reduction in Executive’s Base Salary or Target Bonus opportunity;
(iii)    Relocation.  Any relocation of Executive’s primary place of business by fifty (50) miles or more; or
(iv)    Company Breach. Any other material breach by the Company of any material provision of this Agreement, which will be deemed to include failure of a successor to the Company to assume this Agreement in accordance with Section 12(a)(i) below.
(f)    Without Good Reason. Executive may voluntarily terminate his employment without Good Reason by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment, and Executive shall be entitled to the benefits provided in Section 7(a). The Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period,
6.Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates a termination date, the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice).
7.Compensation Upon Termination. Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the following benefits:
(a)    Termination by the Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall pay Executive all amounts earned or accrued hereunder through the termination date (the “Accrued Compensation”), including (i) accrued and unpaid base salary, (ii) accrued but unused vacation, (iii) reimbursement for reasonable and necessary expenses incurred by Executive in accordance with the Company’s policies and (iv) any amount or benefit as may be due or payable in accordance with the terms of any benefit plan or program.
(b)    Termination by the Company for Disability or Death. If Executive’s employment is terminated by the Company for Disability or by reason of Executive’s death, the Company shall pay Executive (or his beneficiaries, as applicable) the Accrued Compensation and, subject to Section 12(d) of this Agreement, Executive shall be entitled to the benefits provided in this Section 7(b):
(i)    any annual cash bonus earned but unpaid in respect of any fiscal year preceding the termination date; and
(ii)    an amount equal to the annual cash bonus that Executive would have been entitled to receive for the year in which Executive’s termination date occurs, based on actual achievement through the termination date as determined in accordance with the terms of the Company’s bonus program and prorated for the number of days Executive worked for the Company during such year.
(c)    Termination by the Company Without Cause or by Executive for Good Reason. If Executive’s employment by the Company is terminated by the Company without Cause or by Executive for Good Reason, then the Company shall pay Executive the Accrued Compensation and, subject to Section 12(d) of this Agreement, Executive shall be entitled to the benefits provided in this Section 7(c).
(i)    The Company shall pay to Executive any annual cash bonus earned but unpaid in respect of any fiscal year preceding the termination date;
(ii)    The Company shall, at the time such bonus would otherwise have been paid absent Executive’s termination, pay to Executive an annual cash bonus in respect of the fiscal year in which Executive’s termination date occurs, based on actual achievement for the applicable fiscal year as determined in accordance with the terms of the Company’s bonus program and prorated for the number of days Executive worked for the Company during such year;
(iii)    The Company shall pay Executive as severance pay, in lieu of any other severance compensation under any Company severance plan or policy of general applicability, an amount in cash equal to one (1) times (or, if such termination of employment is within 12 months following a Change in Control, two (2) times) the sum of Executive’s Base Salary and Target Bonus, in each case, as in effect immediately prior to termination and without regard to any reduction thereto which constitutes Good Reason. In the event Executive’s termination of employment under this Section 7(c) occurs in anticipation of a Change in Control and the Change in Control is consummated within six (6) months thereafter, the Company shall, no later than 30 days following the Change in Control, pay Executive an additional amount in cash equal to one (1) times the sum of Executive’s Base Salary and Target Bonus. For purposes of this Agreement, “Change in Control” shall have the meaning ascribed to such term in the 2014 Plan;

(iv)    The Company shall pay Executive for the full amount of COBRA premiums incurred by Executive during the 18-month period following the date of termination for Executive and his eligible dependents; and
(v)    Executive’s outstanding equity awards will be treated in accordance with the terms of 2014 Plan and the applicable award agreements; provided that the Company shall cause the immediate vesting of any outstanding unvested equity-based awards held by Executive as of his termination date that pursuant to their terms would have vested within 12 months following such date. In the event of a termination in anticipation of a Change in Control, the portion (if any) of Executive’s equity awards that remain unvested after giving effect to the previous sentence shall remain outstanding until the earliest to occur of (i) the expiration of the term of such award, (ii) the date that is six (6) months following Executive’s termination date and (iii) a Change in Control.
(d)    No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for under this Section 7 by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.
(e)    Section 280G. In the event that any payments or benefits otherwise payable to Executive (1) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) but for this Section 7(e), would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits shall be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 7(e) will be made in writing by a nationally-recognized accounting firm selected jointly by the Company and Executive (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7(e), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction in payments and/or benefits required by this provision shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award shall be reduced on a pro-rata basis. The Company and Executive agree that (A) any payments and benefits to which Executive is entitled pursuant to Section 7 are compensation for Executive’s compliance with the restrictive provisions of Section 10 and (B) the Company shall make reasonable efforts to mitigate the payments and benefits that would be subject to the excise tax imposed by Section 4999 of the Code and to maximize the net after-tax proceeds received by Executive; provided that such actions do not result in payment of any increased compensation to Executive, do not provide for any gross-up or indemnity for potential excise taxes and do not reduce the payments and benefits to which Executive is otherwise entitled (except as required pursuant to this Section 7(e)).

(f)    Cooperation. Following the termination of Executive’s employment, Executive agrees to reasonably cooperate with the Company and its affiliates and their respective directors, officers, attorneys and experts, and take all actions the Company or its affiliates may reasonably request, with respect to any investigation, government inquiry, administrative proceeding or litigation relating to any matter in which Executive was involved during the Employment Term. Any cooperation requests shall take into account Executive’s personal and business commitments, and Executive shall be reasonably compensated for his time (if appropriate for the matter) and further reimbursed for any reasonable expenses incurred in connection with such cooperation within thirty (30) days of providing an invoice to the Company.
8.Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A (“Section 409A”) of the Code or, if not so exempt, to be paid or provided in a manner that complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that are non-qualified deferred compensation and are payable due to Executive’s “separation from service”, which would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s termination date (or death, if earlier). Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
9.Records and Confidential Data.
(a)    Executive acknowledges that in connection with the performance of his duties during the Employment Term, the Company shall make available to Executive, or Executive shall have access to, certain Confidential Information (as defined below) of the Company and its affiliates. Executive acknowledges and agrees that any and all Confidential Information learned or obtained by Executive during the course of his employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the sole property of the Company and its affiliates.
(b)    Except to the extent required to be disclosed at law or pursuant to judicial process or administrative subpoena, the Confidential Information shall be kept confidential by Executive, shall not be used in any manner that is detrimental to the Company, shall not be used other than in connection with Executive’s discharge of his duties hereunder, and shall be safeguarded by Executive from unauthorized disclosure. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit Executive’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Executive or anyone else on Executive’s behalf (whether involving a governmental entity or not); provided that Executive is not agreeing to waive, and this Agreement shall not be read as requiring Executive to waive, any right Executive may have to receive an award for information provided to any governmental entity. Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
(c)    Following the termination of Executive’s employment hereunder, as soon as possible after the Company’s written request, Executive shall return to the Company all written Confidential Information and other property of the Company and Executive shall return or destroy all copies of any analyses, compilations, studies or other documents containing or reflecting any Confidential Information. Within five (5) business days of the receipt of such request by Executive, he shall, upon written request of the Company, deliver to the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 9(c).
(d)    For the purposes of this Agreement, “Confidential Information” shall mean all confidential or proprietary information concerning the Company and its affiliates, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawing, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formulas, marketing studies relating to prospective business opportunities and all other concepts, ideas, trade secrets, materials, or information prepared or performed for or by the Company or its affiliates. For purposes of this Agreement, the Confidential Information shall not include and Executive’s obligations shall not extend to (i) information that is or becomes generally available to the public (other than as a result of a disclosure by Executive, directly or indirectly, that is not authorized by the Company), (ii) information obtained by Executive on a non-confidential basis, if the source of this information was not reasonably known to Executive to be bound by a duty of confidentiality and (iii) information that Executive can establish was independently developed by Executive without reference to Confidential Information.
(e)    Executive’s obligations under this Section 9 shall survive the termination of the Employment Term.
10.Covenant Not to Solicit and Not to Compete.
(a)    Covenant Not to Solicit. To protect the Confidential Information and other trade secrets of the Company, Executive agrees, during the Employment Term and for a period of 12 months after a termination of Executive’s employment with the Company for any reason during the Employment Term (the “Restricted Period”), not to: (i) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (ii) interfere with or damage any relationship between the Company and a Client or (iii) Solicit anyone who is then an employee of the Company (or who was an employee of the Company within the prior 12 months) to resign from the Company or to apply for or accept employment with any other business or enterprise except pursuant to a general solicitation of employment which is not directed specifically to any such employees.
(b)    Covenant Not to Compete. To protect the Confidential Information and other trade secrets of the Company, Executive agrees, during the Restricted Period, that Executive shall not, directly or indirectly, alone or jointly, with any person or entity, participate in, engage in, consult with, advise, be employed by, own (wholly or partially), possess an interest in, or in any other manner be involved with, any Competitive Enterprise. Notwithstanding the foregoing, Executive shall not be prohibited from passively owning less than 1% of the securities of any publicly-traded corporation or from working for a private equity fund, hedge fund or similar firm that itself owns, invests or operates a Competitive Enterprise so long as Executive does not, directly or indirectly, participate in, engage in, consult with or advise such Competitive Enterprise and the Competitive Enterprise does not comprise a majority of the fund or firm’s gross revenue. Executive agrees that the covenants contained in this Section 10(b) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates.
(c)    Non-Disparagement. During the Employment Term and thereafter, Executive will not, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize the Company, any of its affiliates or any of their employees, officers or directors. Executive’s obligations under this Section 10(c) shall survive the termination of the Employment Term.
(d)    Definitions. For purposes of this Section 10, a “Client” means any client or prospective client of the Company to whom Executive provided services, or for whom Executive transacted business, or whose identity became known to Executive in connection with his relationship with or employment by the Company, “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action and a “Competitive Enterprise” means any business enterprise that engages in the Restricted Business in the Territory, “Territory” means anywhere in which the Company and its subsidiaries and affiliates own and/or operate radio stations as of the termination date and “Restricted Business” means the business of (i) owning and/or operating radio stations, (ii) providing digital marketing services or (iii) producing live events.
(e)    Validity. It is the intent and desire of Executive and the Company that the restrictive provisions of this Section 10 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 10 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.
11.Remedies for Breach of Obligations under Sections 9 or 10 hereof. Executive acknowledges that the Company shall suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches his obligations under Sections 9 or 10 hereof. Accordingly, Executive agrees that, in addition to any other available remedies the Company shall be entitled to obtain injunctive relief against any breach or prospective breach by Executive of his obligations under Sections 9 or 10 hereof. Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law.
12.Miscellaneous.
(a)    Successors and Assigns.
(i)    This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, as applicable. Except for purposes of determining the occurrence of a Change in Control, the term the “Company” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company, as the case may be, (including this Agreement) whether by operation of law or otherwise.

(ii)    Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the, laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.
(b)    Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to each other party; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company with a copy to the Committee. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.
(c)    Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.
(d)    Release of Claims. As a condition to the Company making any payments to Executive after Executive’s termination of employment under this Agreement (other than the Accrued Benefits), Executive or, if Executive is deceased, Executive’s estate shall execute and not revoke, within fifty-five (55) days following Executive’s termination of employment, a release in substantially the form attached as Exhibit A, and the Company shall provide such payments or benefits, if applicable, promptly after Executive (or Executive’s estate) delivers such release to the Company, but no later than sixty (60) days after the date of Executive’s termination of employment; provided, that, if the termination date occurs on or after November 1 of a given calendar year, such payment will, subject to Section 8 hereof, be paid in January of the immediately following calendar year.
(e)    Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(f)    Arbitration. If any legally actionable dispute arises under this Agreement or otherwise that cannot be resolved by mutual discussion between the parties, then the Company and Executive each agree to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Such arbitration shall be conducted in accordance with the rules applicable to employment disputes of the Judicial Arbitration and Mediation Services (“JAMS”) and the law applicable to the claim. The parties shall have 30 calendar days after notice of such arbitration has been given to attempt to agree on the selection of an arbitrator from JAMS. In the event the parties are unable to agree in such time, JAMS shall provide a list of five (5) available arbitrators and an arbitrator shall be selected from such five member panel provided by JAMS by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The parties agree that this agreement to arbitrate includes any such disputes that the Company may have against Executive, or Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to this Agreement, or Executive’s employment or Executive’s termination of employment including, but not limited to, any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive’s compensation, employment, or Executive’s termination. The parties further agree that arbitration as provided for in this Section 12(f) is the exclusive and binding remedy for any such dispute and shall be used instead of any court action, which is hereby expressly waived, except for any request by any party for temporary, preliminary or permanent injunctive relief pending arbitration in accordance with applicable law or for breaches by Executive of Executive’s obligations under Sections 9 or 10 above or an administrative claim with an administrative agency. The parties agree that the arbitration provided herein shall be conducted in New York, New York unless otherwise mutually agreed. Each party shall pay its own proportionate share of the cost of any arbitration brought pursuant to this Section 12(f), and if either the Company or Executive prevails on substantially all material issues in such arbitration, the non-prevailing party shall pay all legal fees reasonably incurred by the Company or Executive, as applicable, in such arbitration.
(g)    Indemnification & D&O Insurance. The Company agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company or is or was serving at the request of the Company or any subsidiary or either thereof as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive will be indemnified and held harmless by the Company to the fullest extent authorized by applicable law (including the advancement of applicable, reasonable legal fees and expenses), as the same exists or may hereafter be amended, against all expenses incurred or suffered by Executive in connection therewith, and such indemnification will continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and will inure to the benefit of his heirs, executors and administrators. The Company will cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.
(h)    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.
(i)    No Conflicts. As a condition to the effectiveness of this Agreement, Executive represents and warrants to the Company that he is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or shall be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out his duties and responsibilities hereunder.
(j)    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
13.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation any term sheets or other similar presentations.
[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written, to be effective as of the Effective Date.

TOWNSQUARE MEDIA, INC.

By:	/s/ Steven Price

Name:	Steven Price
Title:	Executive Chairman

EXECUTIVE

By:	/s/ Dhruv Prasad

Name:	Dhruv Prasad

Signature Page to Employment Agreement

EXHIBIT A

RELEASE AGREEMENT

Consistent with Section 12(d) of the Employment Agreement dated October 16, 2017, (the “Employment Agreement”) between me and Townsquare Media, Inc. (together with its current and former subsidiaries and affiliated entities, and their respective current and former predecessors, successors, assigns, representatives, affiliates and agents, the “Company”) and in consideration for and as a condition of my receipt of certain payments and benefits set forth in the Employment Agreement, as applicable, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, hereby release and forever discharge, and by this instrument release and forever discharge Company, and its parents, subsidiaries, and related entities, and its and their respective current and former predecessors, successors, parents, subsidiaries, assigns, representatives, agents, attorneys, contractors, shareholders, officers, directors and employees, both individually and in their official capacities (collectively, the “Company Parties”), from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which I ever had, now have, or which may arise in the future regarding any matter arising on or before the date of my execution of this Agreement, including but not limited to all claims (whether known or unknown, suspected or unsuspected) regarding my employment at or termination of employment from the Company, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys' fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, or retaliation, including any claim, asserted or unasserted, to the maximum extent permitted by law, which could arise under Title VII of the Civil Rights Act; the Equal Pay Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Civil Rights Act, 42 U.S.C. § 1981; the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Civil Rights Act; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Immigration Reform and Control Act; the Corporate and Criminal Fraud Accountability Act, 18 U.S.C. § 1514A, also known as the Sarbanes Oxley Act; all applicable Connecticut state laws; and any other federal, state or local laws, rules, regulations or ordinances, whether equal employment opportunity laws, rules, regulations or ordinances or otherwise, or, subject to applicable law, any right under any Company pension or welfare plans; provided, however, that I am not releasing any claims for indemnification, claims arising from my ownership of equity interests in the Company, claims for benefits and reimbursements in accordance with the terms of the Company’s benefit plans and arrangements, or claims arising from obligations pursuant to the Employment Agreement that survive my separation from employment, or claims that may not be released as a matter of law, including any whistleblower claim to any governmental regulatory authority (collectively, the “Excluded Claims”).
I represent and agree that I have not filed any lawsuits, claims, complaints, actions, proceedings or arbitrations against any of the Company Parties, or filed or caused to be filed any charges or complaints against any Company Party, with any municipal, state or federal agency charged with the enforcement of any law. Pursuant to and as a part of my release and discharge of the Company Parties, as set forth herein, to the fullest extent permitted by law, I agree not to sue or file a charge, complaint, grievance or demand for arbitration against any Company Party, in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves a Company Party, and that occurred up to and including the date of my execution of this General Release, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body.
I agree not to disclose, nor use for my benefit or the benefit of any other person or entity, any information received in connection with the Company, which is confidential or proprietary and (i) which has not been disclosed publicly by the Company, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but I know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure. Such information includes, without limitation, the Company's client lists, its trade secrets, any confidential information about (or provided by) any client or prospective or former client of the Company, information concerning the Company's business or financial affairs, including its books and records, commitments, procedures, plans and prospects, products developed by the Company or current or prospective transactions or business of the Company and any “inside information.” I understand that notwithstanding anything to the contrary in this General Release or otherwise, nothing shall limit my rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. I have been notified that the immunity provisions in Section 1833 of Title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (x) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (y) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (z) to my attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
I hereby confirm that I have delivered to the Company and retained no copies of any written materials, records and documents (including those that are electronically stored) made by me or coming into my possession during the course of my employment with the Company, which contain or refer to any such proprietary or confidential information.
I agree and understand that I am specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., a federal statute that prohibits employers from discriminating against employees who are age 40 or over. I acknowledge that:
(1)     I have read and understand this General Release and sign it voluntarily and without coercion;
(2)     I do not waive rights or claims that may arise after the date of my execution of this General Release;
(3)     I have at least twenty-one (21) days from my initial receipt of this General Release in which to review and consider this General Release, although I may opt to execute it sooner (but no earlier than the date my employment with the Company terminates);
(4)     I have been encouraged by the Company to discuss fully the terms of this General Release with legal counsel of my own choosing; and
(5)     for a period of seven (7) days following my signing of this General Release, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act.
If I elect to revoke this General Release within this seven-day period, I must inform the Company by delivering a written notice of revocation to the Company, c/o Alyssa Goldberg at 240 Greenwich Ave., Greenwich, CT 06830; or facsimile (888) 512-4761, no later than 11:59 p.m. on the seventh calendar day after I sign this General Release. I understand that, if I elect to exercise this revocation right, this General Release shall be voided in its entirety at the election of the Company and the Company shall be relieved of all obligations to provide the applicable payments and benefits set forth in my Employment Agreement that are subject to my executing, and not revoking, this General Release. I further understand that such payments will not begin to be provided unless and until the revocation period expires without my exercising the revocation right. I may, if I wish, elect to sign this General Release prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.
AGREED:

______________________________
Dhruv Prasad

Date: